Exhibit 99.1
NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SIGNS AGREEMENT WITH SPRINT NEXTEL TO OFFER PREPAID WIRELESS

EDINBURG, VA, (July 8, 2010) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announced today that its wireless subsidiary, Shenandoah Personal Communications Company, a Sprint PCS Affiliate of Sprint Nextel, has signed an amendment to the current contract with Sprint Nextel to allow Shentel to sell Virgin Mobile and Boost prepaid wireless services.

Effective on July 11, 2010, Virgin Mobile and Boost prepaid products and services will be available in the Shentel wireless service area through Sprint stores operated by Shentel and hundreds of other locations.  Shentel’s Sprint Nextel customer count will now include approximately 50,000 current Virgin Mobile customers in the Shentel wireless service area, as well as future Virgin Mobile and Boost customers served on 1900 MHz within Shentel’s wireless service area.   Customers will not experience a change in services as a result of this agreement.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

July 8, 2010
News Release
Page  of 2

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.